Exhibit 99.1

Manning & Napier, Inc. Completes Acquisition of Majority Interest in Rainier Investment Management, LLC

FAIRPORT, NY, May 2, 2016– Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced today that it has completed the acquisition of a majority interest in Rainier Investment Management, LLC (“Rainier”), a Seattle, Washington based, active investment management firm with capitalization-based U.S. and non-U.S equity strategies. The completion of this transaction serves to further diversify Manning & Napier’s product offerings, enhance the firm’s positioning as a provider to defined contribution plans, and broaden its geographic coverage of the western U.S.

As previously announced, key professionals at Rainier maintain a 25% ownership stake in Rainier. The investment teams of both Manning & Napier and Rainier will remain autonomous, and the transaction will not result in changes to either firm’s investment personnel or processes. Rainier will continue to operate from their Seattle headquarters.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

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